EXHIBIT 99.1

              PETMED EXPRESS, INC. CONFERENCE CALL

                SECOND QUARTER FINANCIAL RESULTS

                        November 10, 2003

                          5:00 p.m. EDT

Coordinator      Welcome to the PetMed Express, Inc. doing business
                 as 1-800-PetMeds conference call to review the financial results for the second quarter ended
                 September 30, 2003. At the request of the company, this conference call is being recorded.
                 Founded in 1996, 1-800-PetMeds is America's largest pet pharmacy, delivering prescription and non-prescription medications, along with health and nutritional supplements for dogs and cats, direct to the consumer. 1-800-PetMeds markets its products through national television, on line, and direct mail advertising campaigns, which direct the consumers to order by phone or on the Internet, and aim to increase the recognition of the 1-800-PetMeds brand name. 1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering, and rapid home delivery.

                 At this time, I'd like to turn the call over to the company's Chief Financial Officer, Mr. Bruce
                 Rosenbloom.  Sir, you may begin.

B. Rosenbloom    Thank you.  I'd like to welcome everyone here
                 today. Before I turn the call over to Mendo, I want to remind everyone that the first portion of this conference call will be listen-only until the question and answer session, which will be later in the call.

                 Also, certain information that will be included in this press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the Securities & Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs, as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties, and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance, or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities & Exchange Commission.

                 Now, let me introduce today's speaker, Mendo Akdag, the Chief Executive Officer of 1-800-PetMeds.


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M. Akdag         Thanks.  Thank you, Bruce.  Welcome, everyone.  We
                 will first review the highlights of our financial results. We'll compare our second fiscal quarter and six months ended September 30, 2003 to last year's quarter and six months ended September 30, 2002.

                 For our second fiscal quarter ended on September 30, 2003, our sales were $25 million, compared to sales of $14.2 million for the same period the prior year. This was a 76% increase in sales. For the six months, sales were $55.4 million, compared to $29.1 million for the same period the prior year, an increase of 91%. The increase was primarily due to increased reorders and increased advertising, which was boosted by our free shipping promotion.

                 For the second fiscal quarter, our net income was $1.8 million, $0.8 diluted per share, compared to $200,000 and $0.01 diluted per share a year ago, an increase of 787%. For the six months, our net income was $3.3 million, $0.14 diluted per share, compared to $1.1 million or $0.05 diluted per share a year ago, an increase of 194%.

                 We acquired 166,000 new customers in our second fiscal quarter compared to 114,000 for the same period a year ago, and we acquired 400,000 new customers in six months, compared to 235,000 for the same period a year ago.

                 Our reorder sales increased by 103% to $12.9 million for the quarter, compared to reorder sales of $6.4 million for the same quarter a year ago. For the six months, our reorder sales increased by 110% to $25.4 million, compared to $12.1 million for the same period a year ago.

                 There is seasonality in our business due to flea, tick, and heartworm medications that we sell. Our second fiscal quarter was our second best season. For the second fiscal quarter, our gross profit, as a percent of sales, was 41%, compared to 44% for the same period a year ago. For the six months, our gross profit, as a percent of sales was 40%, compared to 43% a year ago. The decrease was mainly due to our free shipping promotion, which a portion of it was offset by increases to our product pricing.

                 Our general and administrative expenses, as a percent of sales, decreased to 11% for the quarter, compared to 14% for the same quarter a year ago.
                 For the six months, the G&A decreased to 10%, compared to 14% a year ago. The improvement was due to economies of scale gained with increased sales, and also almost 50% of our customers placed their order on our Web site, compared to 40% for the same period the prior year. Sales per employee increased by approximately 52%.

                 We spent $4.5 million in advertising for the quarter, compared to $3.8 million for the same quarter a year ago. For the six months, we spent $11 million for advertising, compared to $6.6 million a year ago. Our cost of acquiring a customer for the quarter was $27, compared to $33 for the same quarter a year ago. For the six months, it was $27 compared to $28 for the same period a year ago.


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                 Our working capital increased by $5 million to $8.1
                 million since March 31, 2003, our fiscal year end and our net worth increased by $5 million to $10.5 million at the same time period. Both increases were due to an increase in net income and also the exercise of stock options. Overall, we're very pleased with our financial results.

                 I want to make a few other points. We launched a new advertising campaign for the fall and winter season in October. If you have not seen it already, you can view the new commercial on our Web site.

                 We increased our credit line from $2 million to $5 million. We are fine-tuning our warehouse to increase our fulfillment capacity from 10,000 orders a day to approximately 13,000 to 15,000 orders a day to prepare for our next peak season.

                 Listing on a major exchange is a key focus for us, and we'll update you when something definite takes place.

                 Operator, we are ready to take questions.

Coordinator      Thank you, sir.  Our first question is from Michael
                 Chapman of Lee Munder Capital.

M. Chapman       Nice quarter.  I have a couple of related questions.
                 I'm trying to ascertain a forward revenue growth rate. Are there different statistics you could provide us as far as the effectiveness of a dollar spent on advertising as it relates to new customer ads? Secondly, the rate reorder, proportionately with new customers, if that figure has been changing or improving over time, and what you're predicting for reorder rates going into next fiscal year.
                 Thank you.

M. Akdag Thank you, Michael. First of all, we don't have any guidance out there, but I will give you some historical numbers. As I've pointed out, for the six months, the cost of acquiring a customer was $27 compared to $28 for the same period a year ago, so it was pretty consistent, also taking into consideration that we spent a lot more money for the last six months from the prior year.

                 As far as reorders are concerned, how we measure that is we compare the reorders as a percent of prior year sales. If you look at our quarter ending September 30th, we did $12.9 million in reorder sales and we look at the correlation with the total sales for the same period prior year, which, I believe, was about $14.2 million, so $12.9 million compared to $14.2 million, $12.9 million in reorders is about 91% reorder rate as a percent of prior quarter sales. Now that percentage for the last quarter was about 84% and that percentage for the last fiscal year was about 81% to 82%, so it has improved, to answer your question.

M. Chapman       A second related question: The relative pricing on
                 both the nutrients and the prescriptions that your customers order, how do they compare to doing it locally at a veterinarian?

M. Akdag According to our surveys with the customers, first of all, there are 30,000 veterinarians in the United States, so it's a highly fragmented market.
                 Potentially, there can be 30,000 different prices out there. We conduct surveys for both veterinarians and customers. We believe, on average, we save the consumer up to 25% from veterinarians' prices.


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

M. Chapman       Thank you.

Coordinator      Our next question is from Zack Mackadoo with MCM
                 Associates.

Z. Mackadoo      Just to follow up on the reorder question, if the
                 reorder rate is 91%, does that imply that the customer retention is 91%?

M. Akdag No. That's in dollars, so there could be a variety of things in place. One of them could be the same customer could be ordering more than once, or could be ordering more within an order than the prior year. To answer your question, no, but that's the correlation we measure is reorders as a percent of prior period sales.

Z. Mackadoo      So is the number of purchases per year per customer
                 going up or down?

M. Akdag It is pretty consistent. It is about 1.3 times. It averages about 1.3 times per year.

Z. Mackadoo      Yes.  I thought that advertising spending was a
                 little lower than I was expecting, which made it a lower percentage of sales. What was the reason for that?

M. Akdag It is going to fluctuate. We have, what I would say, flexible budgets. Depending on the success of our advertising, it could change. We typically budget about 20% of sales, but it will be plus or minus 10%. As you know, last quarter it was 22%, so it was probably higher than you expected.

Z. Mackadoo      Yes.

M. Akdag It will fluctuate. It was a little tight. We buy remnant space, so we don't always clear, depending on the advertising industry, such as like there were recall elections in California. That type of stuff impacts us, and it was tight last quarter, so we did not clear as much as we anticipated on TV.

Z. Mackadoo      Yes.  Have you made any progress on getting a NASDAQ
                 listing, or can you give us an update?

M. Akdag I really don't like talking about it until something definitive takes place, so I can assure you that it's a primary focus of ours, but I don't want to speculate on it. Once something definitive takes place, obviously we'll let the public know.

Z. Mackadoo      Thanks.

M. Akdag         You're welcome.

Coordinator      Our next question is from Penny Field with Global
                 Financial Group.

P. Field The balance sheet looks terrific. Your liquidity and book value were just a real refreshing note on the balance sheet, so congratulations on getting all that in line.

M. Akdag         Thank you.

P. Field On your advertising mix coming up, can you talk a little bit about how you've changed that ad mix in terms of your opportunistic buys - I've noticed some changes there - and whether or not you're going to continue with the shipping promotion for the time being?

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M. Akdag         I'll answer your last question first.  We will
                 continue with our free shipping promotion for the time being. As far as advertising is concerned, we test all the time. Obviously we will spend the money on whatever is the most efficient. Our mix is changing a little bit. It was primarily television in the past. We'll mix it up. You will see both television and print advertising going forward.

P. Field Great. I notice you talked a little bit in your filing about some cap ex that you were going to budget in to do some additional expansion. How much of that do you expect to capitalize? It was, I think, computers and the warehouse.

M. Akdag         All of it will be capitalized.

P. Field All right. Can you talk a little bit about the status of the remainder of your NOL?

M. Akdag         I'm sorry.  What?

P. Field         The NOL carry-forward.

M. Akdag         Operating loss carry-forward?

P. Field         Yes.  I'm sorry.

M. Akdag It's limited really what we can use. I think, Bruce, what is it?

B. Rosenbloom    Two hundred and sixty-six thousand dollars a
                 year.

M. Akdag Two hundred and sixty-six thousand dollars a year is what we can use up to, I think, it goes -.

B. Rosenbloom    For the next 14 to 15 years.

M. Akdag         The next 14 years.

B. Rosenbloom    As long as we continue to be profitable.

P. Field         Perfect.  Good.  Thank you very much.

B. Rosenbloom    Thank you.

M. Akdag         Thank you.

Coordinator      Our next question is from David Santa, a private
                 investor.

D. Santa Congratulations, guys. A couple of things: How do you handle the seasonal fluctuations in terms of the workforce?

M. Akdag That's an excellent question. Since we have a call center - it's probably a better word to use communication center now since they also handle e-mails and live chats, etc. - there is a natural turnover in that type of environment, so obviously we don't hire when we're off-season. It kind of takes care of itself because there's a natural turnover in the environment that we are in.

D. Santa I see. I wanted to ask about the warehouse expansion. You mentioned you're going to up the capacity from 10,000 orders per day to 14,000. What did you base that on?


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M. Akdag         We not as efficient on picking slow-moving items and
                 we're fine-tuning it to make it more efficient to pick slow movers. On our fast and medium movers, we use.

D. Santa Meaning to eliminate? I'm sorry. When you say, picking, to eliminate the SKU?

M. Akdag No. What we do is we use Pick to Light, which is very efficient and accurate, to pick fast movers and medium movers. We don't do that with our slow movers. What we're really doing is bringing our slow movers with our volume increasing are becoming
                 like medium movers now.    We're going to start
                 picking our slow movers with Pick to Light. That's what we're working on. That will increase our capacity. Did I answer your question?

D. Santa Yes. So it's not necessarily related to any projected increase in sales?

M. Akdag We're preparing for our next peak season, but, as I said, I don't have any guidance out there, so I can't help you with that.

D. Santa That's fine. Can you talk about what you see as a competitive environment right now? Who's out there trying to do the same thing that PetMed is doing?

M. Akdag We still hear the veterinarians are our main competition. That's what we hear from our customer base or potential customers that contact us. There are about a dozen to two dozen companies on the Internet, on-line companies. They're privately held. We don't have any financial information on them, but, based on their advertising activities, our guess is that they're not big. That's really all I can tell you, so there's no major competition in our category at this time. It's really we're competing with veterinarians.

D. Santa Then I know you don't want to talk about the listing, but is there something you can say as to why it's taken as long as it's taking?

M. Akdag We just qualified, we believe, on the quantitative requirements, I believe on November 7th, so you can't really apply without qualifying. It depends on which exchange we apply. I hope that answers your question.

D. Santa No. It does. Thank you very much. Just one last thing, its mixed feelings being a stockholder, but you might want to give Bruce a raise here so he stops selling his shares.

M. Akdag         Is he selling?  I don't know.

D. Santa         It's not a lot, but keep the troops.

M. Akdag We have, really, if you look at our cash compensation of the management, its low. We are highly compensated with stock options and there is a demand for our stock.

D. Santa         Right.

M. Akdag I think it's good that insiders are satisfying some of the demand, which increases the float, which creates a more efficient market.

D. Santa         Sure.  It's been impressive, from my perspective.
                 Can you talk at all about what Tricon's intentions are moving forward? Is the view now to hold off on sales until the listing comes? Is that a question you can answer?


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M. Akdag         I don't know the answer to that.  My guess is
                 probably, but all their sales they did not sell, as far as I know, any in the open market. It's all been orchestrated sales.

D. Santa Right. Just the last thing about the credit line, why was that increased and how do you anticipate using that?

M. Akdag We anticipate an increase in our inventory, preparing for the peak season. We may need it. We may not need it. It's good to have it.

D. Santa Right. Thank you very much. Keep up the great work.

M. Akdag         Thank you.

Coordinator      We have a follow-up question from Michael Chapman
                 with Lee Munder Capital.

M. Chapman       Yes.  Gentlemen, I could probably figure this out
                 roughly, looking back over several quarters, but freight, as a fraction of your revenues back before the promotion, what does that run typically?

M. Akdag         I'm sorry.  I don't understand your question.

M. Chapman       Freight expense, shipping expense.

M. Akdag         Freight, our cost or what we charge the customer?

M. Chapman       What the customer is charged.

M. Akdag         We used to collect about 7% on freight as a revenue.
                 With our free shipping, which is on orders over $49, we're charging the consumer about one percent now, one to 1.5%. To answer your question, we lost 6% on the free shipping promotion. We made 3% of that by increasing our product pricing, so in that we lost 3% of our gross margin.

M. Chapman       So it was all priced in the 3% recovery, not any mix
                 shifts to more profitable items?

M. Akdag         Not really, no.  Our mix is still about the same.

M. Chapman       Do you use paid search advertising on the Internet?
                 Have you found that effective?

M. Akdag We use keyword searches. Yes. It is very effective.

M. Chapman       Lastly, relative to the large chains, is there any
                 scuttlebutt that perhaps they're looking at this Internet channel, or do they have an existing presence? Thank you.

M. Akdag The large chains, the PETCOs and the PETsMARTs, some of their stores do carry over-the-counter items.
                 I'm not sure about their own line. We don't come across much competition from them. They do not have pharmacy licenses, so they do not carry, as far as I know, prescription medication.

M. Chapman       Thank you.

M. Akdag         You're welcome.

Coordinator      Our next question is from Dennis Johnson, a private
                 investor.


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D. Johnson       I'm wondering, how many options are currently
                 outstanding and what is the issue rate for options? In other words, what kind of dilution factor can we be looking forward to as we move through the next year or two?

M. Akdag I believe there are about 4.5 million options and warrants outstanding.

D. Johnson       Are you going to be continuing to issue or is that
                 pretty much a done thing?

M. Akdag There will be some issues for management, but I do not expect them to be huge numbers.

D. Johnson       Great.  Thank you.

M. Akdag         Bruce is not happy about that.

D. Johnson       Thank you.

M. Akdag         You're welcome.

Coordinator      The next question is from Tommy Lowack, a private
                 investor.

T. Lowack        Yes.  Congratulations, guys, on a great quarter.  I
                 wanted to go back to the key question around competition. I've talked to many friends and customers of PetMed. Some of what I hear, which is a concern being an individual investor, is many of the vet offices simply offering to match price through PetMed via the customer simply mentioning that they want to get a prescription or that they will acquire the medication through PetMed. What is it that the company is doing to address that concern?

M. Akdag Two things: One is convenience is just as important for our customers as the price. The second is what we do is, for our existing customers, we keep their pricing even if there's a price increase, which manufacturers will increase the cost just about once a year. When we have a product price increase, we don't pass that to our existing customers. We keep their prices the same. Thirdly, that's why we came up with the free shipping promotion over orders $49, exactly the reason you just brought up.

T. Lowack        Do you feel that the cost that you incur on the
                 medicine is at the same rate or less expensive than what a veterinarian's office is incurring?

M. Akdag On average, I would say probably it's about the same. The reason is we buy on promotions, most of it.

T. Lowack        Great.  Thank you very much.

M. Akdag         You're welcome.

Coordinator      Our next question is from Ian Smith with Allen &
                 Company.

I. Smith Yes. What's the approximate breakdown in sales between prescription and non-prescription sales and what are the gross revenue implications of a prescription versus non-prescription sales?

M. Akdag Prescriptions are about 28% of the sales and over-the-counter is about 72%. Prescriptions have about 5% higher gross margins, gross profit margins than over-the-counter - some over-the-counter, I should say. When I say over-the-counter, I'm talking about flea and tick medication. When you get into health and nutritional supplements or shampoos, that kind of products, the gross profits are very high.


                         99.1 page 8 - 9


I. Smith Do you view the risks from these Canadian - you can find these Canadian pet pharmacy selling prescription drugs at significant discounts, just like they do for humans. Is that a significant risk to your business?

M. Akdag Not at this time. We have not come across it. I know it's there for human drugs. There are a few Canadian sites for pet medications. They don't carry everything. It's very limited. It's really illegal, so there is going to be some, probably, actions by either FDA or state or Canada itself, probably, my guess is, to stop it.

I. Smith It's illegal for pet owners as well? I'm sorry to interrupt.

M. Akdag Yes. It's a prescription medication just like human prescription items.

I. Smith         I see.  Thank you.

M. Akdag         You're welcome.

Coordinator      We have a follow-up question from David Santa, a
                 private investor.

D. Santa Just about the competitive situation and veterinarians offering to match the price, what was the experience in the contact lens business when that was in its recent stage? Weren't there similar concerns and similar issues?

M. Akdag Yes, there was, and it was really a minority in the contact lens industry and the optometrist/ophthalmologist. It was a minority of the eye doctors who were matching the prices. There is still, obviously, a mail order category in the contact lens industry. It's probably about 15% to 20% of the market. The same goes with human drugs, so we're still expecting our category, the mail order category, to get 15% to 20% of the market in the next three to five years.

D. Santa         Thank you.

M. Akdag         You're welcome.

Coordinator      At this time, I show no further questions, and I'd
                 like to turn the conference back over to Mr. Akdag.

M. Akdag Thank you. We would like to close with giving you a brief big-picture idea on long-term prospects of the company. We're a leader in a new category, an estimated $3 billion industry, offering the consumers savings and convenience on pet medication. There is a strong demand from pet owners for our channel of distribution. This may accelerate with consumers becoming more comfortable shopping on the Internet.

                 We have a powerful brand name, 1-800-PetMeds. We have shown a dramatic growth model. We have an experienced management team in place, and we have the infrastructure in place to continue to grow the business. We are very pleased with the results so far, and we are excited about the future prospects of the company.

                 Thank you for joining us.

Coordinator      Thank you for participating in today's conference
                 call, and have a nice day.


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